UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2005

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park 80 East Saddle Brook, New Jersey		07663-5291
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On February 16, 2005, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Sealed Air Corporation (the “Corporation”) made the following decisions regarding the compensation of the executive officers who were named in the Summary Compensation Table of the Corporation’s Proxy Statement for its 2004 Annual Meeting and who are expected to be named in the Summary Compensation Table of the Corporation’s Proxy Statement for its 2005 Annual Meeting.  Decisions with respect to the compensation of William V. Hickey, President and Chief Executive Officer, were made after consultation with the other non-management directors of the Corporation.

2005 Base Salary Increases and 2004 Cash Bonuses.  The Committee approved increases to the base salaries of the executive officers effective as of March 1, 2005.  The Committee also certified achievement of certain performance goals established early in 2004 under its Performance-Based Compensation Program.  The performance goals that were achieved related to 2004 diluted earnings per share and 2004 net income.  Based on the achievement of such goals, the Committee could approve a 2004 cash bonus for Mr. Hickey in the amount of up to $539,000 and could approve stock awards during 2005 under the current Contingent Stock Plan or under the new 2005 Contingent Stock Plan (described below) to each of the executive officers listed below in the amount of up to 42,900 shares of common stock.  Subject to such cap for Mr. Hickey’s 2004 cash bonus, the Committee approved cash bonuses for all of the executive officers on February 16, 2005 based on the Committee’s judgment regarding achievement of financial goals, including corporate operating profit and, where appropriate, divisional or regional operating profit, non-financial goals that were individually established for each of the executive officers during the first quarter of 2004, and individual performance during 2004.  Also, on February 16, 2005, the Committee granted an award to Mr. Hickey of 20,000 shares of common stock under the current Contingent Stock Plan.

                The approved salaries and bonuses are as follows:

	2005		2004 Cash
	Salary		Bonus
Executive Officer and Title	$		$
William V. Hickey President and Chief Executive Officer	480,000		400,000
David H. Kelsey Senior Vice President and Chief Financial Officer	337,000		146,250
Robert A. Pesci Senior Vice President	337,000		152,000
J. Stuart K. Prosser Senior Vice President	357,638	*	132,456	*
Manuel Mondragón Vice President	265,650		87,435
H. Katherine White Vice President, General Counsel and Secretary	280,000		80,000

*Mr. Prosser’s compensation is paid in British pounds.  The compensation shown for Mr. Prosser is based on 1 British pound equivalent to US$1.8855 as of February 16, 2005.

                2005 Performance Goals.  On February 16, 2005, the Committee and the Board of Directors approved amendments to the Corporation’s Performance-Based Compensation Program, subject to approval of such amendments by the Corporation’s stockholders at the 2005 Annual Meeting.  Also on February 16, 2005, the Committee and the Board of Directors approved the 2005 Contingent Stock Plan, which supersedes the current Contingent Stock Plan, subject to approval of the 2005 Contingent Stock Plan by the Corporation’s stockholders at the 2005 Annual Meeting.  Subject to such stockholder approval, the Committee established performance goals under the amended Performance-Based Compensation Program for cash bonuses for 2005 payable in 2006 and for awards to be made in 2006 under the 2005 Contingent Stock Plan for the officers listed above and for certain other key employees.  The 2005 performance goals were based upon diluted earnings per share, operating expenses as a percentage of net sales, net operating profit after tax, and net income.  Achievement of all goals during 2005 would permit cash bonuses to be paid to each of such executive officers up to the maximum cash bonus specified in the amended Performance-Based Compensation Program, which is the greater of one percent (1%) of the Corporation’s net earnings for 2005 or $1 million, and stock awards to be made in 2006 under the 2005 Contingent Stock Plan in the amount of up to two-tenths of 1% (0.2%) of the issued and outstanding shares of the Corporation’s common stock as of January 1, 2006.  The Committee has the discretion to approve lower cash bonuses and stock awards to the executive officers.  The Committee also established individual cash bonus goals for each executive officer based upon financial goals, including corporate operating profit and, where applicable, divisional and regional operating profit, as well as non-financial goals designed to align performance with the Corporation’s business goals and strategies.

                Other Compensation Information.  The Corporation will provide additional information regarding the compensation paid to the executive officers for 2004 in its 2005 Proxy Statement, which is expected to be filed with the Securities and Exchange Commission in March 2005.

Item 9.01                Financial Statements and Exhibits.

(c)            Exhibits.

Exhibit Number	Description

10.1	Performance-Based Compensation Program, as amended, subject to stockholder approval at the 2005 Annual Meeting

10.2	2005 Contingent Stock Plan, subject to stockholder approval at the 2005 Annual Meeting

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEALED AIR CORPORATION

Dated: February 22, 2005	By:	/s/ H. Katherine White
H. Katherine White
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Performance-Based Compensation Program, as amended, subject to stockholder approval at the 2005 Annual Meeting

10.2	2005 Contingent Stock Plan, subject to stockholder approval at the 2005 Annual Meeting